Filed pursuant to Rule 424(b)(3)

Registration No. 333-100481

PROSPECTUS SUPPLEMENT NO. 5 TO PROSPECTUS DATED FEBRUARY 10, 2003

$165,000,000

4.75% Convertible Senior Debentures, Series K, due 2032

and Shares of Common Stock Issuable upon Conversion of the Debentures

This prospectus supplement relates to the resale by the selling securityholders listed below of our 4.75% Convertible Senior Debentures, Series K, due 2032 and shares of our common stock issuable upon conversion of the debentures. You should read this prospectus supplement together with the prospectus dated February 10, 2003, which is to be delivered with this prospectus supplement.

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Investing in our debentures or shares of our common stock involves risks. See "Risk Factors" beginning on page 9 of the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, as supplemented, is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is March 4, 2004.

SELLING SECURITYHOLDERS

The information in the table below updates and supersedes the information appearing in (i) the table in the section entitled "Selling Securityholders" beginning on page 39 of the prospectus and (ii) similar tables included in any previous supplements to the prospectus.
Name	Aggregate Principal Amount of Debentures that May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Covered by the Prospectus(1)
Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	*	24,718
Allstate Life Insurance Company	$2,600,000	1.6%	64,268
American Fidelity Assurance Company	$350,000	*	8,651
Amerisure Mutual Insurance Co.	$485,000	*	11,988
Attorney's Title Insurance Fund	$50,000	*	1,235
Aventis Pension Master Trust	$125,000	*	3,089
Banc of America Securities LLC	$3,527,000	2.1%	87,183
Bank Austria Cayman Islands, Ltd.	$2,380,000	1.4%	58,830
Boilermaker - Blacksmith Pension Trust	$565,000	*	13,966
CC Investments, LDC	$2,000,000	1.2%	49,437
CareFirst Blue Choice, Inc.	$125,000	*	3,089
CareFirst of Maryland, Inc.	$350,000	*	8,651
City of Birmingham Retirement & Relief System	$475,000	*	11,741
City of Knoxville Pension System	$175,000	*	4,325
Clinton Convertible Managed Trading Account 1 Limited	$275,000	*	6,797
Clinton Riverside Convertible Portfolio Limited	$6,659,000	4.0%	164,602
Clinton Multistrategy Master Fund, Ltd.	$6,415,000	3.9%	158,571
Conseco Fund Group - Conseco Convertible Securities Fund	250,000	*	6,179
Convertible Securities Fund	$100,000	*	2,471
D. E. Shaw Investment Group, L.P.	$500,000	*	12,359
D. E. Shaw Valence Portfolios, L.P.	$2,000,000	1.2%	49,437
Delta Pilots Disability and Survivorship Trust	$225,000	*	5,561
Dorinco Reinsurance Company	$325,000	*	8,033
Freestate Health Plan, Inc.	$75,000	*	1,853
Genesee County Employees' Retirement System	$250,000	*	6,179
Greek Catholic Union of the USA	$100,000	*	2,471
Group Hospitalization and Medical Services, Inc.	$400,000	*	9,887
HFR CA Select Fund	$600,000	*	14,831
HSBC Trustee, Zola Managed Trust	$725,000	*	17,921
HealthNow New York, Inc.	$100,000	*	2,471
Highbridge International LLC	$20,350,000	12.3%	503,027
Innovest Finanzdientle	$1,000,000	*	24,718
Innovest Finanzdienstleinstungs AG	$600,000	*	14,831
JMG Capital Partners, LP	$750,000	*	18,539
JMG Triton Offshore Fund, Ltd.	$750,000	*	18,539
J.P. Morgan Securities, Inc.	$2,750,000	1.7%	67,976
Jackson County Employees' Retirement System	$100,000	*	2,471
KBC Financial Products USA Inc.	$451,000	*	11,148
KBC Financial Products (Cayman Island) Limited	$7,000,000	4.2%	173,031
Knoxville Utilities Board Retirement System	$80,000	*	1,977
Lehman Brothers Special Financing Inc.	$50,000,000	30.3%	1,235,940
Lyxor Master Fund, c/o Zola Capital Management	$1,525,000	*	37,696
MFS Total Return Fund	$2,495,000	1.5%	61,673
MFS/Sun Life Mid Cap Value Fund	$3,000	*	74
Macomb County Employees' Retirement System	$155,000	*	3,831
McMahan Securities Co. L.P.	$1,350,000	*	33,370
Man Convertible Bond Master Fund, Ltd.	$3,463,000	2.1%	85,601
Morgan Stanley Dean Witter Convertible Securities Trust	$2,500,000	1.4%	61,797
Nations Convertible Securities Fund	$2,900,000	1.8%	71,684
NACM Investment Grade Convertible	$15,000	*	370
NORCAL Mutual Insurance Company	$200,000	*	4,943
Physicians' Reciprocal Insurers Account #7	$600,000	*	14,831
RAM Trading Ltd.	$8,500,000	5.1%	210,109
RCG Baldwin, LP	$518,000	*	12,804
RCG Halifax Master Fund, Ltd.	$1,238,000	*	30,601
RCG Latitude Master Fund, Ltd.	$2,587,000	1.5%	63,947
RCG Multi Strategy A/C LP	$3,105,000	1.8%	76,751
Ramius LP	$207,000	*	5,116
SEI Private Trust Company	$225,000	*	5,561
SG Cowen Securities - Convertible Arbitrage	$5,000,000	3.0%	123,594
St. Thomas Trading, Ltd.	$5,537,000	3.4%	136,867
San Diego County Employees Retirement Association	$1,750,000	1.1%	43,257
Southern Farm Bureau Life Insurance	$300,000	*	7,415
Sterling Investment Co.	$1,000,000	*	24,718
Sunrise Partners Limited Partnership	$2,000,000	1.2%	49,437
The Cockrell Foundation	$50,000	*	1,235
The Dow Chemical Company Employees' Retirement Plan	$1,100,000	*	27,190
The Fondren Foundation	$200,000	*	4,943
Thrivent Financial for Lutherans, As successor to Lutheran Brotherhood	$500,000	*	12,359
UBS AG London Branch	$50,000,000	30.3%	1,235,940
United Food and Commercial Workers Local 1262 and Employers Pension Fund	225,000	*	5,561
Wachovia Securities Inc.	$70,000	*	1,730
Xavex Convertible Arbitage #5	$315,000	*	7,786
Zazove Hedged Convertible Fund L.P.	$2,500,000	1.5%	61,797
Zazove Income Fund L.P.	$2,000,000	1.2%	49,437
Zola Partners, L.P.	$4,750,000	2.9%	117,414
Zurich Institutional Benchmarks Master Fund Ltd.	$2,500,000	1.5%	61,797
Unnamed holders of debentures or any future transferees, pledgees, donees or successors of any such unnamed holders (2)	$ 0	0%	0
Total:	$165,000,000(3)	100%	4,078,602

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* Less than 1%

(1)	Assumes conversion of all of the holders' debentures at a conversion rate of $40.455 per share of common stock. This conversion rate is subject to adjustment as described under "Description of Debentures - Conversion Rights - Adjustments to Conversion Rate" in the prospectus. As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Specific information about these holders will be set forth in supplements or amendments to the prospectus, if required.
(3)	The total principal amount of debentures at maturity listed above is more than $165,000,000 because certain of the above-listed selling securityholders may have, without notifying us, transferred debentures or otherwise reduced their position pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended ("Securities Act"). The maximum amount at maturity of debentures that may be sold under the prospectus, as supplemented, will not exceed $165,000,000.

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The principal amounts of the debentures provided in the table above are based on information provided to us by the selling securityholders at various dates through March 4, 2004. Since the date on which each selling securityholder provided the information above, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion or its debentures in a transaction exempt from the registration requirements of the Securities Act.

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